Exhibit 99.1

IXYS Announces Preliminary Estimate of Revenues for the Quarter Ended December 31, 2008 and Suspension of Dividend

MILPITAS, Calif.--(BUSINESS WIRE)--January 6, 2009--IXYS Corporation (NASDAQ:IXYS), a Silicon Valley power semiconductor company, today announced that it expected its net revenues for the quarter ended December 31, 2008 would be in the range of $56 to $58 million when all accounting adjustments are completed.

In light of the general economic decline, many of the company’s customers reduced their orders or delayed delivery into calendar 2009. This caused a significant slowdown in business activity as the December 2008 quarter progressed. To address current economic conditions, the company has implemented several aggressive cost-cutting measures, including, but not limited to, reducing the number of personnel, 10% salary reductions for many U.S. employees (including the CEO and the COO), and 10% reductions in fees paid to the members of its Board of Directors. IXYS is considering additional cost-cutting measures to further reduce its expenses in line with the reduced revenue levels.

To conserve cash, the Board of Directors also suspended the company’s cash dividend indefinitely. The company’s previously announced stock repurchase program remains in effect.

About IXYS Corporation

IXYS Corporation makes and markets technology-driven products to improve power conversion efficiency, generate solar and wind power and provide efficient motor control for industrial applications. IXYS offers a diversified product base that addresses worldwide needs for power control, electrical efficiency, renewable energy, telecommunications, medical devices, electronic displays and RF power.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to revenue expectations, cost-cutting measures and cash conservation. Further information on other factors that could affect our operations is detailed and included in our Form 10-Q for the fiscal quarter ended September 30, 2008, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO